EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces Fourth-Quarter Financial Information

SPOKANE, Wash., Feb. 12, 2007 (PRIME NEWSWIRE) -- Northwest Bancorporation, Inc. (OTCBB:NBCT) President and CEO Randall L. Fewel today announced fourth-quarter net income for the company of $755,182 and full-year earnings of $2,779,900 for the twelve months ending December 31, 2006. Fourth-quarter 2006 earnings were higher than for the same quarter in 2005, increasing by 33.3% from $566,376. For the full year, net income increased 28.7% over the $2,160,213 earned in 2005.

Fully diluted, earnings-per-share for the fourth-quarter in 2006 was $0.32, which compares to $0.25 per share last year. For the full-year 2006, earnings-per-share improved to $1.22, compared to $0.96 in 2005. Prior year per share results have been adjusted to account for a five percent stock dividend paid in June 2006. Return on average assets in 2006 reports at 1.05%, with return on average equity reporting at 11.91%.

Total assets for the company were $278.9 million on December 31, 2006, a $33.5 million increase (13.6%) when compared to total assets of $245.5 million reported on December 31, 2005.

Northwest Bancorporation, Inc. is the parent company of Inland Northwest Bank (the "Bank"). The Bank also reported excellent growth in earnings. For the twelve months ending December 31, 2006, the Bank reported 29.2% higher earnings than for 2005 ($2,954,051 compared to $2,286,814). The Bank reported net outstanding loans of $215.1 million on December 31, 2006, a $28.8 million (15.5%) increase when compared with December 31, 2005. Deposits, after eliminating inter-company balances, were $210.9 million, $18.9 million higher (9.8%) than on December 31, 2005.

Mr. Fewel expressed satisfaction with the improvement in earnings, which he attributed primarily to an improvement in net interest income. On a pre-tax basis, net interest income increased by $1.68 million, with about one-quarter of the increase due to improved net interest margins and the remainder due to higher loan balances.

Because of significant growth in the loan portfolio, the Bank expensed $360 thousand to the provision for future loan losses, compared to $324 thousand the prior year, an increase of 11.1%. Actual loan losses, however, decreased in 2006. Mr. Fewel noted that, net of recoveries, loan losses totaled just under $5 thousand. In addition, delinquent and non-accrual loans, at year-end, represented only 0.40% of the Bank's loan portfolio, which is substantially better than the 1.47% that the Bank's national peer group reports. The Bank's non-performing assets (loans on which interest accrual has been stopped) were $320 thousand at year-end, down 25% from the previous year. Non-performing assets amounted to just 0.15% of the loan portfolio at year-end. The Bank incurred only $5 thousand in expenses related to repossessed real estate in 2006, compared to $159 thousand in 2005, and ended the year with no repossessed real estate on its books."

The Bank continued to see especially positive results from its mortgage department in 2006. The primary driver for mortgage department results was construction lending to residential builders. Mr. Fewel noted that the Bank had originated in excess of $42 million in construction loans during the past year, as well as $32 million in permanent mortgage loans. Virtually all of the permanent mortgage loans that the Bank produces are sold to secondary market investors. The net gain on sale of loans improved $210 thousand in 2006 and, at $612 thousand, represents 14.8% of Bank pre-tax income.

Offsetting some of the improvements in net interest income and non-interest income, non-interest expense increased substantially in 2006. An 11.6% increase in non-interest expense ($930 thousand) was due to several factors, according to Mr. Fewel. Total personnel expense increased by 14.6%, due partly to increased incentive compensation expense relating to the excellent year the bank experienced. Also, as required by new accounting standards, the Bank expensed $41 thousand in 2006 relating to stock options granted to certain employees.

Occupancy expense and furniture, fixtures and equipment expense increased by $224 thousand (18%). This was largely due to opening a new, free-standing branch on Ruby Avenue in Spokane in April and acquiring a ground lease on a site on Francis Avenue in north Spokane for development in 2007.

Fewel noted that the Bank will likely see a similar increase in non-interest expense in 2007. "Over the past two months we were able to identify and hire four new commercial loan officers and, within the next few weeks, we will be hiring additional loan support personnel," Fewel said. "A new commercial loan officer typically takes about a year to cover their fixed costs; consequently, while we expect to see appreciably higher loan production over the next twelve months, we do not anticipate that we will see improvement to the bottom line until 2008. Additionally, as we have previously announced, we will be opening at least two new branches in 2007, in Hayden and Spirit Lake, Idaho. Subject to regulatory approval, we also plan to begin construction of a new Spokane branch, located on Francis Avenue, later this year."

"These investments in personnel and facilities are important to our future," said Fewel. "With the additional expenses that we will see in 2007, I would be pleased to see net income remain at the level that we enjoyed in 2006. However, in order to position ourselves to continue to grow at an accelerated rate, we need to make these investments. I am confident that, by sacrificing some earnings over the next year or so, we will enjoy the benefits of a significantly expanded franchise beginning in 2008 and for many years beyond."

Other highlights for the Company in 2006 include construction of a new branch on the busy Division/Ruby Street couplet at Ermina Avenue in Spokane. The new Ruby branch replaces a branch that was located inside a grocery store one-half mile away and provides added convenience to the Bank's customers with three easy-access drive-through lanes plus a drive-through ATM lane.

Note: This press release contains "forward-looking statements" within the meaning of federal securities law, including statements concerning loan and deposit growth expected during the latter part of the current year, business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions in the financial markets, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACT:  Northwest Bancorporation, Inc.
          Randall L. Fewel, President and CEO
          (509) 456-8888